Exhibit 10.27

INDUSTRIAL LEASE AGREEMENT

BETWEEN

LUNA INNOVATIONS INCORPORATED

AS TENANT

AND

THE INDUSTRIAL DEVELOPMENT AUTHORITY

OF MONTGOMERY COUNTY, VIRGINIA

AS LANDLORD

INDUSTRIAL LEASE AGREEMENT

THIS LEASE (the “Lease” or “Agreement”) is made and effective as of this 21st day of March, 2006, by and between The Industrial Development Authority of Montgomery County, Virginia (“Landlord”), a public body corporate, having a principal place of business at 755 Roanoke Street, Suite 2 H, Christiansburg, Virginia 24073, and Luna Innovations Incorporated, (“Tenant”), a Virginia Corporation having a principal place of business at 10 South Jefferson Street, Suite 130, Roanoke, Virginia 24011.

WHEREAS, Landlord is the owner of certain real property located in the Town of Blacksburg, Virginia, upon which Landlord has built a 109,000 sq. ft Technology Manufacturing Building (the “Building”), containing fifteen (15) acres situated in the Blacksburg Industrial Park, 3150 State Street, Blacksburg, VA 24060;

WHEREAS, Tenant desires to lease and occupy 31,300 square feet of the Building as shown on the attached diagram identified as Exhibit A entitled “Luna Innovations Lease Floor Plan Technology Manufacturing Building (Leased area in Red & Common Area in Blue)” (the “Premises”) if the Landlord is willing to lease the said Premises to the Tenant; and

WHEREAS, Landlord is willing to lease the said Premises to the Tenant subject to and in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the rents, covenants and agreements herein set forth, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	PREMISES AND TERM.

1.1 Premises. In consideration of the obligations of Landlord and Tenant set forth herein, Landlord leases to Tenant, and Tenant hereby takes from Landlord the Premises identified on Exhibit A situated on real property owned by the Landlord within the Town of Blacksburg, County of Montgomery, State of Virginia more particularly described on Exhibit B attached hereto and incorporated herein by reference (the “Property”) together with all rights, privileges, easements, appurtenances, and amenities belonging to or in any way pertaining to the Premises, to have and to hold, subject to the terms, covenants and conditions of this Lease. Without limiting the foregoing, Tenant shall have the right, as appurtenant to the Premises, to use the driveways, parking, rear drive through door in the warehouse area of the Building and other common areas on the Property. As used in this Lease, Tenant’s “Proportionate Share” shall mean a fraction the numerator of which shall be the square footage of the Premises (31,300 s.f.) and the denominator of which shall be the square footage of the Building (109,000 s.f.).

1.2 Term. The term of this Lease (the “Term”) shall commence on the later of (i) May 1, 2006 or (ii) the first day of the month following the completion of the improvements described in Sections 1.3 and 1.4, and reflected on Exhibit C and Exhibit D attached hereto (the “Commencement Date”), and shall expire as of September 30, 2012, unless terminated sooner, renewed or extended as provided herein. Notwithstanding the fact that the Commencement Date is subsequent to the effective date of this Lease, the parties agree that each have vested rights hereunder and that this Lease constitutes a binding and valid obligation of each as of the date this Lease is fully executed. In the event the Term has not commenced by December 31, 2006 (“Completion Deadline Date”) because the improvements reflected on Exhibit C and Exhibit D have not been completed, Tenant may terminate this Lease and receive an immediate return of the Letter of Credit, as defined in Section 3.1.4; provided that for each day the completion of the improvements on Exhibit C and Exhibit D is delayed due to the actions of Tenant, the Completion Deadline Date shall be extended by the same number of days.

1.3 Acceptance of the Premises. By taking possession of the Premises, Tenant acknowledges that: (i) it has inspected the Premises; (ii) it accepts the Premises as is, except for the separation improvements as indicated on Exhibit C to be installed by Landlord at Landlord’s cost prior to the Commencement Date, in order to provide separate boundaries between the different tenants in the Building and the agreed upon Upfits in Section 1.4 which are indicated on Exhibit D attached hereto, (iii) the Premises are suitable for the purpose for which the Premises are leased; and (iv) except as otherwise set forth in this Lease (including all exhibits and attachments), no representations or warranties have been made by Landlord with respect to the Premises. Prior to the Commencement Date, it is acknowledged and agreed by Landlord that Tenant may take possession of and use the administrative offices; provided that in the event the Tenant occupies all the administrative offices, installs telephone and internet services and begins conducting permanent business from said offices, Tenant shall pay Landlord rent on the administrative office space at the annual rate of $6.00 per sq. ft.

1.4 Upfit Allowance. The Landlord shall provide the Tenant with an improvement allowance of $15.00 per sq. ft. for a maximum Up-fit allowance of Four Hundred Sixty Nine Thousand Five Hundred Dollars ($469,500) (the “Up-fit Allowance”). Landlord and Tenant agree that should the Tenant’s desired improvements exceed the Up-fit Allowance, the Tenant shall provide to the Landlord the additional funds required to pay for the additional improvements. Should the desired improvements by the Tenant exceed the Up-fit Allowance, the Landlord shall have no obligation to enter into any contract for the agreed upon Up-fit work until such time that the Tenant provides the additional funds in excess of the Up-fit Allowance. Should the Tenant not provide the Landlord with the additional funds in excess of the Up-fit Allowance within five (5) calendar days of receiving written notice from the Landlord that the funds are due, the Landlord may deem the Tenant in default and the Landlord may, in addition to any other remedy available, use the deposit money and/or Letter of Credit to pay all the architectural and engineering fees incurred up to the date of default. The list of improvements to be preformed by the Landlord prior to Commencement Date are indicated on Exhibit D and are incorporated herein as a part of this Lease.

2.	RENEWAL; EXTENSION; SURRENDER

2.1	Renewal.

2.1.1 Tenant shall have the option to renew this Lease for an additional term of five (5) years on the same terms, covenants and conditions set forth herein (the “Renewal Term”); provided (i) that this Lease is in full force and effect immediately prior to the date of the commencement of the Renewal Term and that the Tenant is not in default, beyond applicable cure periods, under any of the provisions of this Lease at the time option to renew is exercised by Tenant, (ii) that the Base Rent for the first year of the Renewal Term shall be increased by the percentage increase in the CPI (as defined hereinafter) during the period from October 1, 2007 to September 30, 2012, and the Base Rent for each lease year thereafter during the Renewal Term shall increase by the percentage increase in the CPI (as defined hereinafter) during the preceding lease year, and (iii) the Common Area Maintenance Fee shall be subject to adjustment as provided in Section 8.1.1 The term “CPI” shall mean the Consumer Price Index published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average, All Items and Major Group Figures for Urban Wage Earners and Clerical Workers (1982-84 = 100), or if such index is not available, a comparable index selected by Landlord and Tenant which is published by a governmental institution or a nationally recognized publisher of statistical information.

2.1.2 Tenant’s desire to renew this Lease for the Renewal Term set forth above shall be expressed, if at all, by delivery of written notice (the “Renewal Notice”) to Landlord no later than 240 days prior to expiration of the initial term. Time shall be of the essence with respect to Tenant’s Renewal Notice.

2.2 Extension By Mutual Consent. If Tenant lawfully occupies the Premises after the end of the Term or the Renewal Term, after having requested and obtained Landlord’s written consent to do so, this Lease and all its terms, provisions, conditions, covenants, waivers, remedies and any and all of Landlord’s rights herein specifically given and agreed to, shall be in force for one month thereafter and thereafter from month-to-month until either party gives the other thirty (30) days written notice of its desire to terminate this Lease.

2.3 Surrender. At the expiration of this Lease (including any renewal or extension) or the sooner termination thereof, Tenant shall surrender the Premises to Landlord, together with all additions, alterations and improvements thereto, in broom clean condition and in good order and repair except for ordinary wear and tear, casualty damage not caused by Tenant, and Landlord’s maintenance obligations. Nothing herein, however, shall prohibit Tenant from removing any of its computers, voice and data network components, phone system components, phone switch, TV’s and other video equipment, satellite antennae, office equipment, furniture, office supplies, storage racks compressors, vacuum, wastewater and manufacturing equipment and other personal property (collectively “Tenant Equipment”) in accordance with the terms of this Lease. Tenant shall repair any damage to the Premises caused by the removal of such Tenant Equipment. Any Tenant Equipment not removed by Tenant as permitted herein shall be deemed abandoned thirty (30) days after the expiration or earlier termination of the Lease, and may be stored, removed and disposed of by Landlord in its discretion, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention or disposal of same. Tenant shall be entitled to no payment or offset for the value of any abandoned property (even if sold by Landlord) and Tenant shall pay on demand all reasonable costs incurred by Landlord in connection with such removal or disposal. No retention, disposal or sale of such abandoned property shall limit remedies otherwise available to Landlord hereunder for a breach of this Agreement by Tenant. All obligations of Tenant hereunder not fully performed as of the termination or expiration of the Lease shall survive such termination or expiration, until they are performed.

2.4 Holding Over. If Tenant occupies the Premises beyond the Term of this Lease or the properly exercised Renewal Term, without Landlord’s written consent (a “Hold Over”), Tenant shall be deemed to occupy the Premises as a tenant at sufferance, and all of the terms and provisions of this Lease shall be applicable during that period, except that Tenant shall pay Landlord a rental equal to one hundred twenty-five percent (125%) of the monthly Base Rent applicable hereunder at the expiration of the Term or applicable Renewal Term, prorated for the number of days of such holding over. If Tenant refuses to vacate, Landlord may institute a forcible detainer or similar action against Tenant or any other party in possession of the Premises or pursue any other remedy available at law or in equity.

3.	PAYMENT OF RENT

3.1	Payment; Proration.

3.1.1 Payment. Beginning on the Commencement Date and for each month thereafter until September 30, 2007, Tenant shall pay to Landlord base rent for the Premises (“Base Rent”) in advance, without demand or set-off, in the amount of Fifteen Thousand Six Hundred Fifty Dollars ($15,650), based on an annual rent of $6.00 per sq. ft., on or before the first day of each successive calendar month during the Term in lawful money of the United States of America, without prior notice or demand, at such place or places as may be designated in writing from time to time by Landlord. Beginning on October 1, 2007 for each of the next 59 calendar months thereafter, the Tenant shall pay to Landlord Base Rent for the Premises in advance, without demand or set-off, in the amount of Thirty-Three Thousand Nine Hundred Eight and 33/100 Dollars ($33,908.33), based on an annual rent of $13.00 per sq. ft., on or before the first day of each successive calendar month during the Term in lawful money of the United States of America, without prior notice or demand, at such place or places as may be designated in writing from time to time by Landlord. In addition to the Base Rent for the Premises, Tenant shall pay to Landlord a Utilities Fee and a Common Area Maintenance Fee for the Premises as indicated in Sections 4 and 8.1.1. The Tenant’s proportionate share of the real estate taxes on the Premises have been included in the Base Rent, and the payment of the real estate taxes for the Property and the Building, of which the Premises are a part, shall be the sole responsibility of Landlord.

3.1.2 Proration. In the event that the date on which a payment obligation: (i) begins on a date other than the first day of a calendar month; or (ii) ends on a date other than the last day of a calendar month then the amount of the payment shall be prorated, based upon the number of days during said month that the obligation was effective.

3.1.3. Deposit. The Tenant shall pay the Landlord $10,000, at the time of signing this Lease, as deposit against damages, unpaid bills, and future lease payments. Landlord shall refund the deposit within 60 days of Tenant vacating the Building less any charges for damage, unpaid bills, or unpaid lease payments.

3.1.4 Letter of Credit. In addition to the required deposit, the Tenant shall cause to be put in place within five (5) business days following written notice from Landlord that construction of the improvements shown on Exhibit C and Exhibit D is ready to commence and shall remain continuously in place until the fifth anniversary of the Commencement Date, unless otherwise provided herein or agreed by the Landlord, a letter of credit issued by a Bank in the area that is acceptable to the Landlord in the amount of Four Hundred Sixty Nine Thousand Five Hundred Dollars ($469,500), against which the Landlord may draw upon the occurrence of an Event of Default, as defined in Section 13.1, by Tenant under this Lease (the “Letter of Credit”). Landlord agrees that the Letter of Credit may be issued and renewed on an annual basis; provided that in the event Tenant fails to provide Landlord with a renewal Letter of Credit within ten (10) days prior to the termination of any then existing Letter of Credit, an Event of Default as defined in Section 13.1 shall be deemed to have occurred. The Letter of Credit shall be provided in a satisfactory form to the Landlord and be governed by the “Uniform Customs and Practices for Commercial Documentary Credits” promulgated by the XIII Congress of the International Chamber of Commerce (International Chamber of Commerce Brochure No. 500, 1993 revision) and the provisions of the Uniform Commercial Code-Letters of Credit—Title 8.5 of the Code of Virginia, 1950, as amended. The Landlord agrees that so long as the Tenant is in good standing with the Lease, the amount of the Letter of Credit shall automatically be reduced at each anniversary of the Commencement Date by the amount of Ninety Two Thousand One Hundred Dollars ($92,100), provided the Letter of Credit shall automatically terminate on the fifth anniversary of the Commencement Date.

4.     UTILITIES Landlord shall be responsible for providing water, sewer, electricity and natural gas to the Premises and shall promptly pay all costs and expenses associated therewith. Tenant shall be responsible for obtaining, and paying for directly, telephone, internet and all other utilities and services desired by the Tenant in connection with the Premises not provided by Landlord under this Lease. In the event that any of the utilities provided by Landlord are interrupted or stopped by the action or inaction of Landlord, its employees, agents or contractors, Landlord shall, upon notice from Tenant, immediately notify the affected utility company and use its best efforts to cause repairs to be commenced. In the event that there is a utility interruption or stoppage for more than one (1) business day, the Base Rent due hereunder shall be abated until such interruption or stoppage is corrected. In addition to the Base Rent, the Tenant shall pay Tenant’s Proportionate Share of the utilities provided by Landlord (the “Utility Fee”). For the first six months following the Commencement Date, Tenant shall pay $3,390.83 per month based on an annual Utility Fee equal to $1.30 per square foot. At the end of the six month period following the Commencement Date (the “Reallocation Date”), the Landlord shall determine the actual amount of Tenant’s Proportionate Share of the water, sewer, electric, and natural gas utility usage provided by Landlord during the six month period and shall provide Tenant with a copy of readings and costs to Tenant. In the event the actual amount of Tenant’s Proportionate Share of the water, sewer, electric, and natural gas utility usage provided by Landlord during the six month period exceeds the $1.30 per square foot amount, Tenant shall pay Landlord the difference within thirty (30) days following Tenant’s receipt of evidence of the difference. In the event the actual amount of Tenant’s Proportionate Share of the water, sewer, electric, and natural gas utility usage provided by Landlord during the six month period following the Commencement Date is less than the annual $1.30 per square foot amount, Landlord shall reimburse Tenant the difference within thirty (30) days following Landlord’s determination that the amount is less. For the twelve (12) month period following the Reallocation Date, Tenant shall pay a Utility Fee based on the monthly average during the preceding six month period. At the end of the twelve (12) month period, Tenant shall pay to Landlord any increase in the actual amount of Tenant’s Proportionate Share of the water, sewer, electric, and natural gas utility usage provided by Landlord during the preceding twelve (12) month period or Landlord shall reimburse Tenant the decrease in the actual amount of Tenant’s Proportionate Share of the water, sewer, electric, and natural gas utility usage provided by Landlord during the preceding twelve (12) month period. For each twelve month (12) month period thereafter, Tenant shall pay a monthly Utility Fee based on the actual amount of Tenant’s Proportionate Share of the water, sewer, electric, and natural gas utility usage provided by Landlord during the preceding twelve (12) month period. At the end of each period, Landlord shall determine the actual amount of Tenant’s Proportionate Share of the water, sewer, electric, and natural gas utility usage provided by Landlord during the preceding twelve (12) month period, and either Tenant shall pay to Landlord any increase in the actual amount of Tenant’s Proportionate Share of the water, sewer, electric, and natural gas utility usage provided by Landlord during the preceding twelve (12) month period or Landlord shall reimburse Tenant the decrease in the actual amount of Tenant’s

Proportionate Share of the water, sewer, electric, and natural gas utility usage provided by Landlord during the preceding twelve (12) month period. It is acknowledged and agreed by Landlord that Tenant shall not share in the cost and expense of the water, sewer, electric and natural gas utility usage which is separately metered to any other tenant in the Building.

5.	USE

5.1 Tenant agrees that it will use and occupy the Premises as a manufacturing, research and development facility and for such other lawful purposes as may be incident thereto and for no other purpose without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall comply with all governmental laws, rules, ordinances and regulations applicable to its particular use of the Premises, and promptly comply with all governmental orders and directives for the correction and abatement of nuisances in or upon the Premises caused by Tenant, all at Tenant’s sole expense. Tenant recognizes and agrees that Landlord is making no warranties, expressed or implied, as to the suitability of the Premises for any particular use.

5.2 Landlord represents and warrants that it has not and will not, during the Term of this Lease, enter into an agreement which limits Tenant’s ability to use the Premises for the uses set forth in Section 5.1, except by operation of law.

6.	ALTERATIONS

6.1 Tenant shall not make any alterations, additions or improvements to the Premises, except for non-structural alterations that cost less than $50,000 per project without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Tenant, at its own cost and expense, may erect shelves, bins, machinery and trade fixtures as it desires provided that (a) such items do not alter the basic character of the Premises or the Building; (b) such items do not overload or damage the same; (c) such items may be removed without material injury to the Premises; and (d) the construction, erection or installation thereof complies with all applicable governmental laws, ordinances, regulations and all provisions of this Lease. All alterations, additions, improvements and partitions erected by Tenant shall be and remain the property of Tenant during the Term of this Lease and shall be the property of Landlord upon the expiration or earlier termination of this Lease provided that nothing herein shall prohibit Tenant from removing the Tenant Equipment or other items, in accordance with Section 2.3, above. All shelves, bins, machinery and trade fixtures installed by Tenant shall be removed in accordance with Section 2.3 within 30 days following the expiration or earlier termination of this Lease, at which time Tenant shall repair any damage caused thereby, ordinary wear and tear excepted. All alterations, installations, removals and restoration shall be performed in a good, workmanlike and lien free manner.

6.2 Mechanics Liens. Tenant shall promptly pay all contractors and material men, and will use reasonable commercial efforts to prevent any lien from attaching to the Premises or any part thereof. If any lien is filed purporting to be for labor or material furnished or to be furnished at the request of Tenant, Tenant shall do all acts necessary to discharge such lien within twenty (20) days of filing; or if Tenant desires to contest any lien, then Tenant shall bond off the lien. In the event Tenant fails to discharge the lien or fails to pay any lien claim after entry of final judgment in favor of the claimant, Landlord shall have the right to expend all sums reasonably necessary to discharge the lien claim, and Tenant shall pay all sums expended by Landlord in discharging said lien, including reasonable attorney’s fees within thirty (30) days of receipt of the invoice. Tenant has no express or implied authority to create or place any lien or encumbrance of any kind upon, or in any manner to bind the interest of Landlord in the Premises or to charge the rentals payable hereunder for any claim in favor of any person dealing with Tenant, including, without limitation, those who may furnish materials or perform labor for any construction or repairs requested by Tenant.

7.     SIGNAGE Tenant shall not place or permit on any exterior door or window or any exterior wall of the Premises any sign, awning, canopy, advertising matter or lettering or at the entrance to the Property without the written consent of the Landlord, which shall not be unreasonably withheld, conditioned or delayed. It shall not be unreasonable for Landlord to withhold its consent to the placement of any sign that does not comply with any federal, state or local law or ordinance.

8.	MAINTENANCE

8.1 Tenant’s Maintenance Responsibilities. Tenant shall at all times keep the Premises and all partitions, fixtures, equipment and appurtenances thereof and all parts of the Premises not required in Section 8.2 to be maintained by Landlord in good order, condition and repair, and in compliance with all applicable laws, rules, ordinances and regulations, damage by casualty excepted. If replacement of equipment, fixtures and appurtenances thereto are necessary, Tenant shall replace the same with equipment, fixtures and appurtenances of the same quality, and shall repair all damages done in or by such replacement.

8.1.1 Common Area Maintenance Fee: Tenant shall pay, in addition to the Base Rent, a fixed monthly fee in the amount of $912.91, based on an annual charge of $0.35 per sq. ft, to cover the cost incurred by Landlord to maintain the common areas (which includes all restrooms, hallways, conference rooms, cafeteria, shipping and other common areas in the Building designated on Exhibit A) and exterior areas of the Building in good condition and repair, including snow removal from sidewalks and parking lots, landscaping, and grass cutting (the “Common Area Maintenance Fee”). In the event Tenant elects to renew the term of this Lease, Landlord shall provide Tenant written evidence showing the actual costs paid by Landlord to maintain the common and exterior areas of the Building for the twelve month period preceding the first day of the Renewal Term. The Common Area Maintenance Fee to be paid annually by Tenant during the Renewal Term shall be adjusted to equal Tenant’s Proportionate Share of the actual costs paid by Landlord to maintain the common and exterior areas of the Building for the twelve month period preceding the first day of the Renewal Term, provided that the Common Area Maintenance Fee for the Renewal Term shall not exceed an annual charge of $0.45 per sq. ft.

8.2 Landlord’s Maintenance Responsibilities. Landlord shall provide and keep or cause to be kept, at Landlord’s sole cost and expense, the HVAC, electrical, and plumbing systems (including any portion of the systems and the equipment related thereto located within the Premises) and all structural portions of the Building, including without limitation, the foundation, roof, and all load bearing and exterior walls, in good order, condition and repair, except for damage thereto due to the negligence of Tenant, Tenant’s employees or invitees. The term “exterior walls” as used herein shall include windows, glass or plate glass, doors or overhead doors, special store fronts, dock bumpers and dock plates or levelers. Landlord shall keep or cause to be kept the parking area(s), and sidewalks in good order, condition and repair; provided Tenant shall be responsible for repairing any damage caused by Tenant, its employees or invitees. Tenant shall immediately give Landlord written notice of defect or need for repairs, after which Landlord shall commence such repairs as soon as reasonably practicable.

If the parties so agree, Tenant may perform any maintenance or repair that is Landlord’s responsibility hereunder, and Landlord shall pay the cost for the maintenance or repair within thirty (30) days following receipt of an invoice from the Tenant.

8.3 Landlord’s Failure to Make Repairs. If Landlord fails to commence any repair as required under Section 8.2 within ten (10) days after notification of the need for such repair, and fails to complete such repairs within a reasonable period of time, Tenant may, in addition to any other remedies it may have, make such repairs at the expense of Landlord and Landlord shall pay to Tenant all costs and expenses reasonably incurred as a result of such repairs within thirty (30) days of receipt of invoice thereof. In the event of a bona fide emergency which may result in damage or injury to persons or Tenant’s property, damage which has a material impact on Tenant’s ability to conduct business as contemplated under this Agreement, or damage which otherwise exposes Tenant (in Tenant’s reasonable judgment) to liability, Tenant may, unless Landlord commences and diligently pursues such repairs within five (5) days after receipt of written notice (or such shorter period as would reasonably be expected under the given circumstances), make such repairs on behalf of Landlord and Landlord shall pay to Tenant all costs and expenses reasonably incurred in making such repairs within thirty (30) days of receipt of invoice thereof.

9.	ASSIGNMENT AND SUBLETTING

9.1 Assignment or Subletting by Tenant. Tenant shall not, either voluntarily or by operation of law, assign, transfer, mortgage, pledge, hypothecate or encumber this Lease, or any interest therein, and shall not sublet the Premises, or any part thereof, without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. In connection with any such assignment or sublease, Tenant or the assignee or subtenant of Tenant shall pay to Landlord any legal and administrative costs incurred by Landlord in approving such assignment or subletting, not to exceed $750.00. The acceptance of rent from any other party shall not be deemed to be a waiver of any of the provisions of this Lease, or deemed consent to the assignment or subletting of the Premises. Consent to any assignment or subletting shall not be deemed consent to any future assignment or subletting. Notwithstanding the foregoing, Tenant shall have the absolute right (without obtaining Landlord’s prior written consent which shall not be required) to assign this Lease in whole or in part or to sublet all or any portion of the Premises to: any affiliate controlling, controlled by or under common control with Tenant; an entity into which Tenant merges or consolidates; or to a purchaser of all or substantially all of the assets of Tenant, if the assignee or sublessee agrees, in writing delivered to Landlord, to abide by all the provisions under this Lease.

9.2 Assignment by Landlord. Landlord may assign this Lease, in whole or in part, without the prior written consent of Tenant, provided that such assignment does affect or impair the rights granted to Tenant herein, or adversely affect Tenant’s possession of the Premises. Notwithstanding the foregoing, if this Lease is assigned, in whole or in part, by The Industrial Development Authority of Montgomery County,

Virginia, any subsequent assignment of this Lease, in whole or in part, shall require the prior written consent of Tenant.

9.3 Assignment pursuant to Provision of the Bankruptcy Code. If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code (11 U.S.C. sec. 101 et seq), any and all monies or other considerations payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to the Landlord and shall be and remain the exclusive property of the Landlord and shall not constitute the property of the Tenant or the estate of the Tenant, within the meaning of the Bankruptcy Code.

10.     RIGHT OF ENTRY Landlord, its employees and agents, shall have the right to enter the Premises with a designated representative of Tenant upon reasonable notice during regular business hours for the purpose of examining or inspecting the same, showing the same to prospective purchasers, mortgagees or tenants of the Premises, and to perform its maintenance obligations under Section 8.2, above. In the case of a bona fide emergency, Landlord shall use its best efforts to provide Tenant with the greatest possible notice under the circumstances prior to entering the Premises and in the event that representatives of Tenant are not present to accompany Landlord or to open and permit entry into the Premises during the course of a bona fide emergency, then Landlord may enter the Premises forcibly and without being accompanied by a representative of Tenant without such entry constituting an eviction of Tenant or termination of this Lease. Except in the case of a bona fide emergency, Landlord, its employees and agents shall abide by all reasonable security and safety procedures established for the Premises by Tenant.

11.	INSURANCE

11.1 Landlord’s Obligations. Throughout the Term of this Lease, including any renewals or extensions thereof, Landlord shall maintain the following insurance coverage: (i) standard all risk coverage in an amount equal to the replacement cost of the Building; (ii) Commercial General Liability of not less than $1,000,000 per occurrence and $2,000,000 aggregate, naming Tenant as an additional insured; (iii) boiler insurance with coverage and in an amount reasonably satisfactory to Tenant: and (iv) at Landlord’s discretion, such other insurance policies as may be deemed normal and customary for substantially similar buildings, including but not limited to coverage for loss of rent. All insurance coverage shall be primary and non-contributory and issued by insurers licensed to do business in the state in which the Premises are located. The insurance required of Landlord hereunder may be maintained by a blanket or master policy, which includes properties other than the Premises.

11.2	Tenant’s Obligations.

11.2.1 Tenant shall keep in effect at Tenant’s expense during the term of this Lease: (i) all risk property insurance covering the full replacement cost of Tenant’s Equipment and all other property and improvements installed or placed in the Premises by Tenant at Tenant’s expense; (ii) worker’s compensation insurance with no less than the minimum limits required by law; (iii) employer’s liability insurance with such limits as required by law; and (iv) commercial general liability insurance with a minimum limit of $1,000,000 per occurrence and $2,000,000 aggregate. All such policies and coverage shall be primary and non-contributory, issued by insurers, licensed to do business in the state in which the Premises are located and which are rated A- or better by Best’s Key Rating Guide, endorsed to include Landlord as additional insured (Commercial General Liability only), and endorsed to provide at least 30-days prior notification of cancellation or material change in coverage to said Landlord. Tenant may comply with its insurance obligations hereunder in whole or in part through a company-wide program of self-insurance and may maintain company-wide levels of deductibles provided the Tenant provides Landlord with an appropriate self-insurance certificate.

11.2.2 Fire and Casualty Insurance. Tenant shall not do or suffer to be done any act, matter or thing whereby the fire and casualty insurance carried by Landlord on the Building of which the Premises are a part shall be suspended or rated as more hazardous than at the commencement of this Lease. In case of breach of this covenant, Tenant agrees to pay, within thirty (30) days of receipt of written demand, any and all increase of premium for fire and casualty insurance carried by Landlord caused directly by the actions or occupancy of Tenant.

12.	DAMAGE OR DESTRUCTION OF LEASED PREMISES

12.1 If the Premises are damaged by fire or any other cause which renders the Premises completely untenantable, in Tenant’s reasonable determination, then Tenant by a notice in writing sent no later than thirty (30) days after such damage may terminate this Lease as of the date of such damage, and any Base Rent or other amounts for the unexpired period paid in advance beyond the date of such damage, shall be refunded by Landlord to Tenant and the original Letter of Credit shall be returned promptly to Tenant.

12.2 If Tenant does not elect to terminate this Lease as provided in Section 12.1 or if the Premises are not rendered completely untenantable, Landlord shall diligently commence restoration and restore the Premises to a condition equal to its condition before the damage; provided that Landlord’s obligation to repair and restore the Premises is contingent upon its receipt of insurance proceeds sufficient to make such repairs. In the event any mortgagee or lender requires any insurance proceeds to be applied to any debt, Landlord shall not be deemed to have received the proceeds, in which event Tenant may terminate this Lease unless Landlord agrees to fund the repairs. If Landlord completes such repairs, then Tenant shall promptly repair or replace its trade fixtures, furnishings, furniture, carpeting, wall covering, floor covering, drapes and equipment to the same condition as they were in immediately prior to the casualty. The Base Rent and other amounts owed hereunder, according to the extent that such damage and its repair shall interfere with the full enjoyment and use of the Premises, shall be suspended and abated from the date of such damage until Landlord’s repairs have been completed. In the event that the Premises have not been restored to a condition equal to their condition before the damage within ninety (90) days after Landlord’s receipt of the proceeds, then Tenant may, by a notice in writing sent prior to completion of restoration, terminate this Lease as of the date of such termination, and any Base Rent or other amounts for the unexpired period paid in advance beyond the date of such damage, shall be refunded by Landlord to Tenant and the original Letter of Credit shall be returned promptly to Tenant.

13.	REMEDIES OF LANDLORD UPON TENANT’S DEFAULT

13.1 Tenant’s Default Defined. The following shall be considered an “Event of Default” and a breach of this Lease: (a) any failure of Tenant to pay any Base Rent, the Utility Fee, the Common Area Maintenance Fee, the money in the excess of the Up-fit Allowance or other amounts due hereunder for more than five (5) business days after receipt of written notice of non-payment; (b) any failure by Tenant to perform or observe any of the other terms, provisions, conditions and covenants of this Lease for more than thirty (30) days after receipt of written notice of such failure provided, however, that if the event for which the notice is given is of a nature that may not be reasonably cured within said thirty (30) day period, Tenant shall not be in default for so long as Tenant commences to cure the default within the thirty (30) day period and diligently pursues it to conclusion; (c) Tenant files a voluntary or involuntary petition in bankruptcy which is not dismissed within thirty (30) days of the filing or makes a general assignment for the benefit of its creditors; (d) a receiver of any property of Tenant in or upon the Premises is appointed in any action, suit, or proceeding by or against Tenant and such appointment shall not be vacated or annulled within sixty (60) days; or (e) this Lease, Tenant’s interest herein or in the Premises, any improvements thereon, or any property of Tenant is executed upon or attached.

13.2. Landlord’s Remedies. Upon the occurrence of any Event of Default specified in Section 13.1, Landlord, in addition to all other rights or remedies Landlord may have for such default at law or in equity, shall have the right to pursue any one or more of the following remedies.

13.2.1 Terminate this Lease and, without prejudice to any other remedy which it may have for possession or arrearages in Base Rent or other amounts owed hereunder, enter upon and take possession of the Premises by summary dispossession proceedings or any other method authorized by law and recover from Tenant through the Deposit money paid pursuant to Paragraph 3.1.3 and/or the Letter of Credit provided pursuant to Paragraph 3.1.4 or by other legal means: (i) all Base Rent and other amounts due and unpaid up to the time of re-entry; (ii) the costs of repairing or otherwise putting the Premises into the condition required by this Lease; and (iii) Tenant shall continue to be liable to pay the Base Rent and other amounts owed hereunder as they become due, reduce by Landlord’s net re-letting proceeds.

13.2.2 Without terminating this Lease, enter upon and take possession of the Premises, by summary dispossession proceedings or any other remedy authorized by law and re-let the Premises, or any part thereof, for such term or terms (which may extend beyond the term of this Lease), for the highest rent reasonably obtainable (even if such rent is below market value) and to recover from Tenant the difference between the Base Rent reserved by this Lease and the amount obtained through such re-letting plus the following costs, if reasonably incurred by Landlord in such re-letting: (a) brokerage fees and/or leasing commissions; (b) the costs of removing and storing Tenant’s or any other occupant’s property; and (c) the costs of repairing or otherwise putting the Premises into the condition required by this Lease together with the costs of alterations reasonably necessary to re-let the Premises. No such re-letting shall relieve Tenant from its obligations hereunder. In no event shall Tenant be entitled to any excess rent obtained by re-letting the Premises over and above the Base Rent reserved herein.

13.3 If the Tenant shall continue in default in the performance of any of the covenants or agreements herein contained, after any applicable cure period, Landlord may perform the same for the account of Tenant. Any amount incurred by Landlord in the performance of any such matter for the account of Tenant shall be payable by Tenant to Landlord within thirty (30) days after written demand and evidence that the same has been paid.

13.4 No re-entry or taking possession of the Premises by Landlord shall be construed as an election to terminate this Lease unless Landlord sends a written notice of termination to Tenant. Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by at law or in equity, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any Base Rent, or other amounts due to Landlord hereunder or of any damages accruing to Landlord.

14.	REMEDIES OF TENANT UPON LANDLORD’S DEFAULT

14.1 Landlord shall be in default of this Lease (a “Landlord Default”) if it shall fail to perform any duty or obligation imposed upon it by this Lease and such failure shall continue for a period of thirty (30) days after written notice, provided, however, that if the event for which the notice is given is of a nature that may not reasonably be performed within said thirty (30) day period, Landlord shall not be in default for so long as Landlord commences its performance within said thirty day period and diligently pursues it to conclusion. Upon the occurrence of a Landlord Default, Tenant, in addition to all other rights or remedies Tenant may have for such default at law or in equity, shall have the right to exercise any self-help measures as may be reasonably necessary to cure such default. Landlord shall reimburse any costs and expenses incurred by Tenant in order to cure a Landlord Default within thirty (30) days after written demand and evidence that the same has been paid. In addition, if Landlord fails to cure any default within thirty (30) days after receiving written notice of the default, Tenant shall have the right, upon written notice to Landlord, to terminate this Lease without penalty or further obligation to Landlord, its employees, officers, agents or lenders.

14.2 All obligations of Landlord under this Lease will be deemed binding upon Landlord only during the period of its ownership of the Premises and not thereafter; provided that Landlord or any subsequent owner of the Premises shall not be released from any liability arising under this Lease during such parties’ ownership of the Premises.

15.    EMINENT DOMAIN In the event that the Premises, in whole or in part, are taken by paramount governmental authority or in any way condemned or appropriated by the exercise of the right of eminent domain or a deed or conveyance in lieu of eminent domain (each a “Taking”) such that Tenant’s is unable to use the Premises for the purposes set forth herein, Tenant shall have the right, at its option, within sixty (60) days after said Taking, to terminate this Lease upon thirty (30) days written notice to the Landlord. In the event Tenant elects to terminate the Lease, the Base Rent and other amounts owed under this Lease shall be abated from the date of the Taking, and Tenant’s liability therefore will cease as of the date of such termination, and any prepaid Base Rent or other amounts shall be returned to Tenant, along with the original Letter of Credit. If this Lease is not terminated as provided in this Section 15 then it shall continue in full force and effect (provided no Base Rent or other amounts shall be owed by Tenant until the remainder of the Premises are restored, however, Tenant shall pay prorata Base Rent on any space Tenant occupies prior to the restoration of the Premises), and Landlord shall within a reasonable time after possession is physically taken by the condemning authority restore the remaining portion of the Premises to render it reasonably suitable for the uses permitted by this Lease and the Base Rent and other amounts owed hereunder shall be proportionately and equitably reduced. If the proceeds received in connection with the Taking are not sufficient to restore the remaining portion of the Premises to render it suitable for the uses permitted by this Lease and the Landlord is unwilling to pay the difference, Tenant may terminate this Lease. In the event any mortgagee or lender requires that all or any portion of the proceeds received from the condemning authority be applied to any debt, Landlord will not be deemed to have received such proceeds. All compensation awarded in connection with or as a result of a Taking shall be the property of the Landlord, except that Tenant may apply for and keep as its property a separate award for: (i) the value of Tenant’s leasehold interest; (ii) the value of Tenant Equipment or Tenant’s trade fixtures or personal property; (iii) Tenant’s moving expenses; (iv) Tenant’s business relocation expenses; and (v) damages to Tenant’s business incurred as a result of such Taking.

16.	SUBORDINATION OF LEASE

16.1 This Lease is and shall remain subordinate and subject to any mortgage or mortgages or deed of trust which are now, or at any time hereafter shall be placed, upon the interest of Landlord in the Premises or any part thereof or to any assignment of the interest of Landlord in this Lease; provided that the holder thereof shall execute and deliver to Tenant a non-disturbance agreement in form reasonably acceptable to Tenant. Tenant agrees to execute and deliver to Landlord, without cost, any instrument that may be deemed necessary by Landlord to further effect the subordination of this Lease to any such mortgage, mortgages or assignments in form reasonably acceptable to Tenant.

16.2 In the event of a foreclosure of any such mortgage, Landlord and Tenant hereby agree that this Lease shall not terminate by reason thereof, and Tenant further agrees to recognize as Landlord hereunder the mortgagee or purchaser at a foreclosure sale for the balance of the Term, the Renewal Term or an extension of either, subject to all the terms and provisions hereof; provided, however, that any such mortgagee or purchaser at a foreclosure sale, which shall become the Landlord hereunder, shall not be:

(a) liable for acts or omissions of Landlord occurring prior to its ownership of the Premises (but such mortgagee or purchaser shall perform any unperformed obligations under this Lease existing at the time it becomes Landlord);

(b) subject to any offsets or defenses which Tenant might have against Landlord that accrue prior to its ownership of the Premises, except as provided in this Lease;

(c) bound by any Base Rent or other amounts which Tenant may have paid to Landlord more than thirty days in advance (other than the security deposit); or

(d) bound by any amendment or modifications of said Lease made after Tenant receives written notice of such foreclosure.

17.    ESTOPPEL CERTIFICATE Either party shall, at any time and from time to time within twenty (20) days following receipt of written request from the other party, execute, acknowledge and deliver to the requesting party a written statement certifying that this Lease is in full force and effect and unmodified (or, if modified, stating the nature of such modification), certifying the date to which the Base Rent reserved hereunder has been paid, and certifying that there are not, to the responding party’s knowledge, any uncured defaults on the part of the party requesting the certificate, or specifying such defaults if any are claimed. Such a statement may be relied upon by any prospective purchaser, mortgagee or subtenant of all or any portion of the Premises. The responding party’s failure to deliver such statement within said twenty-day period shall be conclusive upon such party that this Lease is in full force and effect and unmodified, and that there are no uncured defaults in the requesting party’s performance hereunder.

18.    RULES AND REGULATIONS Tenant and Tenant’s agents, employees and invitees shall faithfully observe and comply with all reasonable, uniform rules and regulations promulgated by Landlord from time to time for the safety, care or cleanliness of the Premises and for the preservation of good order therein, provided that such rules and regulations do not materially increase Tenant’s duties or obligations under this Lease. In the event of any conflict or inconsistency between the terms and conditions of this Lease and any rules and regulations promulgated by Landlord, the conflict or inconsistency shall be resolved by giving precedence to the terms and conditions of this Lease.

19.    QUIET ENJOYMENT Landlord represents and warrants that it has the authority to enter into this Lease. Landlord further represents, warrants and covenants that so long as Tenant pays all amounts due hereunder and performs all other material covenants and conditions of this Lease to be performed by the Tenant hereunder, Landlord and its successors and assigns shall not interfere, nor permit interference, with Tenant’s quiet use and enjoyment of the Premises and that, subject to the terms and conditions of this Lease, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term hereof.

20.	ENVIRONMENTAL MATTERS

20.1	Definitions.

20.1.1 For purposes of this Lease, the term “Environmental Laws” shall mean any and all federal, state, or local laws, statutes, rules, regulations, ordinances, or judicial or administrative decrees or orders relating to: (i) health, safety or environmental protection; (ii) the emissions, discharges, releases or threatened releases of pollutants, contaminants or toxic or hazardous materials into the environment (including, without limitation, ambient air, surface water, ground water or subsurface strata); or (iii) the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of, or exposure to pollutants, contaminants or toxic or hazardous materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC 9601 et seq. (“CERCLA”), as amended and judicially and administratively interpreted through the date hereof, and all regulations promulgated thereunder as of such date.

20.1.2 For purposes of this Lease, the term “Hazardous Substance” shall mean: (i) any products, materials, solvents, elements, compounds, chemical mixtures, contaminants, pollutants, or other substances identified as toxic or hazardous under CERCLA or any other Environmental Law; and (ii) the following substances: PCBs, gasoline, kerosene or other petroleum products, toxic pesticides and herbicides, volatile solvents, materials containing asbestos or formaldehyde and radioactive materials.

20.2	Tenant’s Obligations.

20.2.1 Tenant shall not cause or knowingly permit any Hazardous Substance to be placed, stored, treated, released, spilled, transported or disposed of on, under, at or from the Premises in violation of any Environmental Laws. Nor will Tenant knowingly permit the Premises to be used or operated in a manner that may cause the Building, or any part thereof, to be contaminated by any Hazardous Substance in violation of any Environmental Laws.

20.2.2 Tenant shall contain at or remove from the Premises or perform any other remedial action regarding any Hazardous Substance placed, held, located, released, spilled, transported or disposed of on, under, at or from the Premises by Tenant, its employees, agents or contractors, at Tenant’s sole cost and expense, if, and when such containment, removal or other remedial action is required under any Environmental Law, and shall perform such containment, removal or other remediation in compliance with all Environmental Laws.

20.2.3 Tenant shall provide Landlord with written notice (and a copy as may be applicable) within ten (10) business days after Tenant obtains actual knowledge of any of the following: (a) any governmental or regulatory actions instituted or threatened under any Environmental Law affecting the Tenant or the Premises, (b) all claims made or threatened by any third party against Tenant or the Premises relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials, (c) the discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Premises that could cause the Premises or Property to be classified in a manner which may support a claim under any Environmental Law, and (d) the discovery of any Hazardous Substance on, under, at or from the Premises not authorized or permitted under Environmental Laws.

20.2.4 In addition to Tenant’s general indemnification obligations set forth in Section 21 below, Tenant shall defend all actions against Landlord and pay, protect, indemnify and save harmless Landlord from and against any and all liabilities, losses, damages, costs, expenses (including, without limitation, reasonable attorney fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from Tenant’s failure to comply with this Section 20. The indemnity contained in this Section 20.2.4 shall survive the expiration or earlier termination of this Lease indefinitely with respect to the obligations and liabilities of Tenant under Section 20.2, actual or contingent, which have arisen on or prior to such expiration or earlier termination.

20.3	Landlord’s Obligations.

20.3.1 In addition to Landlord’s general indemnification obligations set forth in Section 21 below, Landlord shall, to the extent permitted by law, defend all actions against Tenant and pay, protect, indemnify and save harmless Tenant from and against any and all liabilities, losses, damages, costs, expenses (including, without limitation, reasonable attorney fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising out of or relating to: (i) emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Substances into the environment (including, without limitation, ambient air, surface water, ground water or subsurface strata) or exposure to such Hazardous Substances on, at, under, or from the Premises, or any real estate contiguous thereto, which were caused by Landlord, its employees, agents or contractors; (ii) the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of pollutants, contaminants or Hazardous Substances on, under, at or from the Premises, or any real estate contiguous thereto, by Landlord, its employees, agents or contractors; and (iii) any actual or alleged violation of any Environmental Law on, under, at or arising from the Premises, or any real estate contiguous thereto, by Landlord, its employees, agents or contractors. The indemnity contained in this Section 20.3.1 shall survive the expiration or earlier termination of this Lease indefinitely with respect to the obligations and liabilities of Landlord under Section 20.3, actual or contingent, which have arisen on or prior to such expiration or earlier termination.

20.3.2 Landlord represents to Tenant that as of the Commencement Date Landlord has no knowledge that: (i) the Premises, the Building and the ground under them and the Property are contaminated by any Hazardous Substances; (ii) all or any portion of the Premises has, at any time, been used for the treatment, storage, or disposal of any Hazardous Substances; (iii) Hazardous Substances are (or have been) used, generated or disposed of on or about the Premises, except in compliance with all applicable Environmental Laws; and (iv) any part of the Premises or surrounding common areas are on any governmental list of contaminated properties, or of any investigation, administrative order or notice, consent order, or agreement for litigation pertaining to the Building or the Property.

21.	WAIVER; INDEMNIFICATION

21.1 Waiver. EXCEPT AS OTHERWISE SET FORTH IN THIS LEASE, NEITHER PARTY OR ITS AGENTS OR EMPLOYEES, SHALL BE LIABLE TO THE OTHER PARTY OR ANY PERSON CLAIMING THROUGH THAT PARTY FOR ANY EXEMPLARY, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOST PROFITS) FOR ANY CAUSE WHATSOEVER, EXCEPT CLAIMS CAUSED BY OR RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THAT PARTY, ITS AGENTS, CONTRACTORS OR EMPLOYEES.

21.2 Tenant’s Indemnity. Except to the extent caused by the breach of this Lease by Landlord or the acts or omissions of Landlord, its officers, agents, employees, contractors, or any other person or entity for whom Landlord is legally responsible, Tenant shall defend, indemnify and hold Landlord and its officers, directors, shareholders, employees, agents and representatives harmless from and against any and all claims, demands, litigation, settlements, judgments, damages, liabilities, costs and expenses (including without limitation reasonable attorneys’ fees) arising directly or indirectly out of: (i) any act or omission of Tenant, its officers, agents, employees, contractors, or any other person or entity for whom Tenant is legally responsible; or (ii) a breach of any representation, warranty or covenant of Tenant contained or incorporated in this Lease. Tenant’s obligations under this Section 21.2 shall survive the expiration or earlier termination of this Lease for a period of eighteen months.

21.3 Landlord’s Indemnity. Except to the extent caused by the breach of this Lease by Tenant or the acts or omissions of Tenant, its officers, agents, employees, contractors, or any other person or entity for whom Tenant is legally responsible, and to the extent permitted by law, Landlord shall defend, indemnify and hold Tenant, its officers, directors, shareholders, employees, agents and representatives harmless from and against any and all claims, demands, litigation, settlements, judgments, damages, liabilities, costs and expenses (including without limitation reasonable attorneys’ fees) arising directly or indirectly out of: (i) any act or omission of Landlord, its officers, agents, employees, contractors or any other person or entity for whom Landlord is legally responsible; or (ii) a breach of any representation, warranty or covenant of Landlord contained or incorporated in this Lease. Landlord’s obligations under this Section 21.3 shall survive the expiration or earlier termination of this Lease for a period of eighteen months.

21.4 Indemnification Procedure. The party seeking indemnification (the “Indemnified Party”) shall promptly notify in writing the party from whom indemnification is being sought (the “Indemnifying Party”) of the claim or suit for which indemnification is sought. The Indemnified Party shall not make any admission as to liability or agree to any settlement of or compromise any claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall be entitled to have the exclusive conduct of and/or settle all negotiations and litigation arising from any claim and the Indemnified Party shall, at the Indemnifying Party request and expense, give the Indemnifying Party all reasonable assistance in connection with those negotiations and litigation.

22.	MISCELLANEOUS

22.1 Force Majeure. Notwithstanding anything to the contrary in this Lease, neither party shall be liable to the other party for nonperformance or delay in performance of any of its obligations under this Lease, (except Tenant’s obligation to pay Base Rent and other amounts owed hereunder) due to causes beyond its reasonable control, including without limitation strikes, lockouts, labor troubles, acts of God, accidents, technical failure, governmental restrictions, insurrections, riots, enemy act, war, civil commotion, fire, explosion, flood, windstorm, earthquake, natural disaster, or other casualty (“Force Majeure”). Upon the occurrence of a Force Majeure condition, the affected party shall immediately notify the other party with as much detail as possible and shall promptly inform the other party of any further developments. Immediately after the Force Majeure event is removed or abates, the affected party shall perform such obligations with all due speed. Neither party shall be deemed in default under this Agreement if a delay or other breach is caused by a Force Majeure event. Notwithstanding the foregoing, a proportion of the Base Rent and other amounts owed hereunder, according to the extent that such Force Majeure event shall interfere with the full enjoyment and use of the Premises, shall be suspended and abated from the date of commencement of such Force Majeure event until the date that such Force Majeure event subsides.

22.2 Affiliates. For purposes of this Lease, the term “Affiliate” shall mean, with respect to a party hereto, any other person or entity directly or indirectly controlling, controlled by or under common control with that party.

22.3 Successors and Assigns. The respective rights and obligations provided in this Lease shall bind and shall inure to the benefit of the parties hereto, their legal representative, heirs, successors and permitted assigns. No rights however, shall inure to the benefit of any assignee of Tenant, unless such assignment shall have been made in accordance with Section 9 above.

22.4 Brokers. Each party represents and warrants to the other that no person or entity has a claim or will claim any commission, finders fee or other amounts by, through, under or as a result of any relationship with such party because of this transaction. Landlord and Tenant each agree to defend, indemnify and hold the other party harmless from and against any and all claims, losses or damages, including without limitation reasonable attorney’s fees arising out of or relating to any breach of such party’s representations and warranties contained in this Section 22.4.

22.5 Governing Law and Construction. This Lease shall be construed, governed and enforced in accordance with the laws of the state in which the Premises are located. Landlord and Tenant acknowledge and agree that they and their counsel have reviewed, or have been given a reasonable opportunity to review, this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.

22.6 Person; Gender; Number. As used in this Lease, the word “person” shall mean and include, where appropriate, an individual, corporation, partnership or other entity; the plural shall be substituted for the singular, and the singular for the plural, where appropriate; and words of any gender shall mean to include any other gender.

22.7 Severability. If any provisions of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions hereof shall in no way be affected or impaired and such remaining provisions shall remain in full force and effect.

22.8 Waiver. The failure of any party to insist upon strict performance of any provision of this Agreement shall not be construed as a waiver of any subsequent default or breach of the same or similar nature. All rights and remedies reserved to either party shall be cumulative and shall not be in limitation of any other right or remedy which such party may have at law or in equity.

22.9 Notice. Any notice to be given hereunder shall be in writing and shall be sent by facsimile transmission, or by first class certified mail, postage prepaid, or by overnight courier service, charges prepaid, to the party notified, addressed to such party at the following address, or sent by facsimile to the following fax number, or such other address or fax number as such party may have substituted by written notice to the other parties. The sending of such notice with confirmation of receipt thereof (in the case of facsimile transmission) or receipt of such notice (in the case of delivery by mail or by overnight courier service) shall constitute the giving thereof:

If to Landlord:	Industrial Development Authority of Montgomery County, VA. 755 Roanoke Street, Suite 2H Christiansburg, VA 24073 Attn: Industrial Development Authority Secretary/Treasurer Fax No.: (540) 381-6888

With a copy to:	County Attorney County of Montgomery, VA 755 Roanoke Street, Suite 2F Christiansburg, Virginia 24073 Fax No.: (540) 382-6943

If to Tenant:	Luna Innovations Incorporated 10 South Jefferson Street, Suite 130 Roanoke, Virginia 24011 Facsimile: (540) 951-0760

With a copy to:	C. Cooper Youell, IV Gentry Locke Rakes & Moore P.O. Box 40013 Roanoke, VA 24022-0013 Facsimile: (540) 983-9477

22.10 Entire Agreement. This Agreement sets forth the entire, final and complete understanding between the parties hereto relevant to the subject matter of this Agreement, and it supersedes and replaces all previous understandings or agreements, written, oral, or implied, relevant to the subject matter of this Agreement made or existing before the date of this Agreement. Except as expressly provided by this Agreement, no waiver or modification of any of the terms or conditions of this Agreement shall be effective unless in writing and signed by both parties.

22.11 Compliance with Law. The parties shall comply with, and agree that this Agreement is subject to, all applicable federal, state, and local laws, rules and regulations, and all amendments thereto, now enacted or hereafter promulgated in force during the Term, a Renewal Term or any extension of either.

22.12 Counterparts. This Lease may be executed in any number of identical counterparts and, as so executed, shall constitute one agreement, binding on all the parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart.

22.13 Remedies Cumulative. It is agreed that, except as expressly set forth in this Lease, the rights and remedies herein provided in case of default or breach by either Landlord or Tenant are cumulative and shall not affect in any manner any other remedies that the non breaching party may have by reason of such default or breach. The exercise of any right or remedy herein provided shall be without prejudice to the right to exercise any other right or remedy provided herein, at law, or in equity.

22.14 Attorneys’ Fees. If an action is brought by either party for breach of any covenant and/or to enforce or interpret any provision of this Lease, the prevailing party shall be entitled to recover its costs, expenses and reasonable attorney’s fees, both at trial and on appeal, in addition to all other sums allowed by law.

22.15 Recordation of Memorandum of Lease. Landlord and Tenant mutually agree to execute a notarized memorandum (the “Memorandum”) setting forth the material terms and disclosing the existence of this Lease within ten (10) days of a written request by either party with the cost of such recording being borne by the requesting party.

22.16 Time is of the Essence. Time is of the essence; and all due dates, time schedules, and conditions precedent to exercising a right shall be strictly adhered to without delay except where otherwise expressly provided.

22.17 Rear Drive Through Door and Parking Tenant shall have access to the rear drive through door in the Warehouse area of the Building, subject to such reasonable rules and regulations as Landlord may establish from time to time (such rules and regulations to be subject to Tenant’s reasonable approval). Tenant shall be entitled to priority use of 75 parking spaces on the Property based upon the Tenant’s proportionate share of the Premises.

22.18 Common Areas. Tenant shall have access to use the following areas in the Building, subject to such reasonable rules and regulations as Landlord may establish from time to time:

(a)	Rear drive through door in the Warehouse area of the Building as set forth in Section 22.17.

(b)	Doors and hallways required for emergency egress.

22.19 Air and Wastewater Discharge. Tenant shall not be permitted to discharge wastewater or air through the Building’s existing wastewater or air handling systems; provided Landlord shall provide Tenant with a separate wastewater handling system. It is acknowledge by Tenant that it shall be solely responsible for obtaining any necessary permits in connection with discharge of wastewater from the Premises. Nothing herein shall prohibit Tenant from discharging ordinary sanitary sewage through the Building’s sanitary sewage system.

In Witness Whereof, Landlord and Tenant have executed this Lease on the 21st day of March, 2006.

THE INDUSTRIAL DEVELOPMENT AUTHORITY OF MONTGOMERY COUNTY, VIRGINIA		LUNA INNOVATIONS INCORPORATED

By:	/s/ Michael B. Miller	By:	/s/ Scott A. Graeff
	Name: Michael B. Miller Title: Chairman		Name: Scott A. Graeff Title: CFO

COMMONWEALTH OF VIRGINIA, at large,

COUNTY OF MONTGOMERY, to-wit;

I, the undersigned, a notary public in and for the jurisdiction aforesaid, do hereby certify that Michael B. Miller, whose name as Chairman of the Industrial Development Authority of Montgomery County is signed to the foregoing Lease, has acknowledged the same before me in my jurisdiction aforesaid.

Given under my hand this 21st day of March, 2006.

My Commission expires:

/s/ Brenda Rigney

Notary Public

COMMONWEALTH OF VIRGINIA, at large,

CITY OF ROANOKE, to-wit;

I, the undersigned, a notary public in and for the jurisdiction aforesaid, do hereby certify that Scott Graeff, whose name as CFO, of Luna Innovations Incorporated is signed to the foregoing Lease, has acknowledged the same before me in my Jurisdiction aforesaid.

Given under my hand this 21st day of March, 2006.

My commission expires: 9-30-06

/s/ Leigh S. Holland

Notary Public

Exhibit A

Description of the Premises

Exhibit B

Description of the Property

All that certain tract or parcel of Land, with improvements thereon and appurtenances thereon to located and situated in the Mount Tabor Magisterial District of Montgomery County, Virginia, in the Blacksburg Industrial Park and being all of Lot Number Eight (8) containing 15.025 acres, Phase IV, Industrial Park Expansion, as shown on a plat of survey entitled “Industrial Park Expansion Phase IV”, prepared by Anderson and Associates, Inc., dated 19 Dec 95 and revised 19 Feb 96, which plat is of record in the Clerk’s Office of the Circuit Court of Montgomery County, Virginia, in Plat Book 16, at page 507.

Exhibit C

Separation improvements

Exhibit D

Tenant’s Up-Fits